Exhibit 99.1

QTS REPORTS THIRD QUARTER 2017 OPERATING RESULTS

OVERLAND PARK, Kan. – October 24, 2017  – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the third quarter ended September 30, 2017.

Third Quarter Highlights

•

Reported net income of $7.4 million in the third quarter of 2017, an increase of 13.1% compared to the third quarter of 2016. Net income was $0.13 per basic and diluted share for the third quarter of 2017, compared to net income per basic and diluted share of $0.12 for the third quarter of 2016.

•

Reported Operating FFO of $39.7 million in the third quarter of 2017,  compared to Operating FFO of $37.4 million in the third quarter of 2016. Operating FFO in the third quarter of 2017 and 2016 included a non-cash deferred tax benefit of $2.5 million and $3.1 million, respectively. Operating FFO for the third quarter of 2017 on a fully diluted per share basis was $0.70 per share, an increase of 4.2% compared to Operating FFO per fully diluted share in the third quarter of 2016 of $0.67.  Excluding the effects of the Company’s non-cash deferred tax benefit, Operating FFO in the third quarter of 2017 was $37.2 million, or $0.66 per share on a fully diluted per share basis, compared to Operating FFO in the third quarter of 2016 of $34.3 million, or $0.62 per share on a fully diluted per share basis.

•

Reported FFO of $38.6 million in the third quarter of 2017, an increase of 10.3% compared to FFO of $35.0 million in the third quarter of 2016. On a fully diluted per share basis, FFO was $0.68 per share for the third quarter of 2017 compared to $0.63 per share for the third quarter of 2016,  an increase of 8.1%.

•	Reported Adjusted EBITDA of $52.9 million in the third quarter of 2017, an increase of 11.9% compared to the third quarter of 2016.

•	Reported NOI of $70.9 million in the third quarter of 2017, an increase of 9.7% compared to the third quarter of 2016.

•	Recognized total revenues of $113.8 million in the third quarter of 2017, an increase of 10.0% compared to the third quarter of 2016.

•

Signed new and modified renewal leases aggregating to $15.3 million of incremental annualized rent, net of downgrades, during the third quarter of 2017, an increase of 40.1% compared to the prior four quarter average. Strong leasing during the quarter increased the booked-not-billed backlog of annualized rent from $39.7 million at June 30, 2017 to $56.6 million at September 30, 2017.

“QTS continues to execute on our integrated 3C platform strategy with solid performance in the third quarter across all key financial metrics and leasing activity reflecting the strong pipeline of demand across our integrated platform,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “We are pleased with the expansion of our mega data center campus announcement in Ashburn, Virginia. The Ashburn market is the nation’s largest and fastest growing Tier 1 market. This will support our growth strategy with hyperscale customers and is already contributing to our strong leasing results.”

3
1 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Financial Results

Net income in the third quarter of 2017 was $7.4 million  ($0.13 per basic and diluted share), which included approximately $1.1 million of transaction, integration and other costs and $2.5 million of income tax benefit, compared to net income of $6.5 million ($0.12 per basic and diluted share) recognized in the third quarter of 2016, which included approximately $3.5 million of transaction and integration costs and $4.2 million of income tax benefit.

QTS generated Operating FFO of $39.7 million, or $0.70 per fully diluted share, in the third quarter of 2017, which includes a non-cash tax benefit of approximately $2.5 million, compared to Operating FFO of $37.4 million, or $0.67 per fully diluted share, for the third quarter of 2016, which included a non-cash tax benefit of approximately $3.1 million. Operating FFO for the third quarter of 2017 represents an increase of approximately 6.4%  compared to the prior year.  Excluding the effects of the Company’s non-cash deferred tax benefit, Operating FFO in the third quarter of 2017 was $37.3 million, or $0.66 per share on a fully diluted per share basis, compared to Operating FFO in the third quarter of 2016 of $34.3 million, or $0.62 per share on a fully diluted per share basis.

Additionally, QTS generated $52.9 million of Adjusted EBITDA in the third quarter of 2017, an increase of 11.9% compared to $47.3 million for the third quarter of 2016.

QTS generated total revenues of $113.8 million in the third quarter of 2017, an increase of 10.0% compared to $103.5 million in the third quarter of 2016. MRR as of September 30, 2017 was $31.6 million, an increase of 6.2% compared to MRR as of September 30, 2016 of $29.8 million.

Leasing Activity

During the third quarter of 2017, QTS entered into new and modified customer leases representing approximately $15.3 million of incremental annualized rent, net of downgrades, which was 40.1%  higher than the prior four quarter average. Blended pricing on new and modified leases signed during the third quarter was lower than the prior four quarter average, primarily driven by a larger mix of C1 leases signed, which tend to have a lower rate per square foot, in relation to C2/C3 leases. Strength in C1 leasing was driven by both hyperscale and large enterprise customers across multiple regions including Atlanta, Dallas, Chicago and Northern Virginia.

During the third quarter of 2017, QTS renewed leases with a total annualized rent of $11.4 million at an average rent per square foot of $660, which was 2.1% higher than the annualized rent prior to their respective renewals. The Company defines renewals as leases for which the customer retains the same amount of space before and after renewal. There is variability in the Company’s renewal rates based on the mix of product types renewed, however renewal rates are generally expected to increase in the low to mid-single digits as compared to pre-renewal pricing. Rental churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 1.3% for the third quarter of 2017. Rental churn was 5.6% for the nine months ended September 30, 2017, a significant portion of which was the result of a single customer termination in the first quarter of 2017 at one of the Company’s leased facilities in Northern Virginia which was disclosed in prior quarters. Excluding this customer termination, rental churn for the nine months ended September 30, 2017 would be 3.1%.

During the third quarter of 2017, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) representing approximately $32.6 million of annualized rent at $617 per square foot. Average pricing on commenced leases during the third quarter of 2017 increased compared to the prior four quarter average primarily due to a larger mix of C2/C3 commencements which tend to have a higher rate per square foot in comparison to C1 deals.

As of September 30, 2017, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of September 30, 2017) was approximately $4.7 million, or $56.6 million of annualized rent, and compares to $39.7 million of annualized rent at June 30, 2017. The booked-not-billed balance is expected to contribute an incremental $2.7 million to revenue in 2017 (representing $15.5 million in annualized revenues), an incremental $13.1 million in 2018 (representing $19.9 million in annualized revenues), and an incremental $21.1 million in annualized revenues thereafter.

3
2 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Development, Redevelopment, and Acquisitions

During the third quarter of 2017, the Company brought online approximately two megawatts of gross power and approximately 9,000 net rentable square feet (“NRSF”) of raised floor and various portions of customer specific capital at an aggregate cost of approximately $19 million. In addition, during the third quarter of 2017, the Company continued redevelopment of the Atlanta-Metro, Irving, Chicago, Piscataway, Fort Worth, Santa Clara and Northern Virginia Facilities to have space ready for customers later in 2017 and forward.  The Company expects to bring an additional 44,000 raised floor NRSF into service in the fourth quarter of 2017 at an aggregate cost of approximately $69 million.

Since the end of the second quarter, the Company has completed the acquisition of approximately 52 acres of land in Ashburn, Virginia. The land was acquired in two separate parcels. The first, which closed during the third quarter of 2017, consists of approximately 24 acres and was purchased for approximately $17 million. The second, which closed in October 2017, consists of approximately 28 acres and was purchased for approximately $36 million. The Company has commenced development of a mega data center facility on the first 24 acre parcel and currently plans to deliver Phase 1 of development at the site, representing four megawatts of critical sellable capacity, by mid-2018. To date, QTS has pre-leased 2.2 megawatts, representing over 50% of Phase 1 development capacity. Ultimately, QTS believes the 24 acre parcel of land can support approximately 36 megawatts of gross power and 178,000 square feet of raised floor capacity upon completion.

The Company also completed the acquisition of two additional land parcels since the end of the second quarter of 2017. During the third quarter of 2017, the Company completed the acquisition of approximately 84 acres of land in Phoenix, Arizona for $25 million to be used for future development. Subsequent to the end of the third quarter of 2017, QTS completed the acquisition of 92 acres of land in Hillsboro, Oregon at a purchase price of approximately $26 million.

In addition, in October 2017, QTS also completed the buyout of its Vault Campus in Dulles, Virginia, which is located approximately a quarter mile from the aforementioned Ashburn land purchases.  The Company previously leased the property under a capital lease agreement and purchased it for approximately $34 million.

Relative to the redevelopment plan disclosed during the second quarter of 2017, and as a result of the capital investments made in new markets and Northern Virginia since the end of the second quarter discussed above, the Company has pushed out portions of development space in Fort Worth, Santa Clara and the Vault in Northern Virginia, that were previously scheduled to come online in the fourth quarter of 2017. The Company now expects these development spaces to be brought online during 2018 as part of its disciplined approach to capital allocation.

Balance Sheet and Liquidity

As of September 30, 2017, the Company’s total debt balance net of cash and cash equivalents was $1,100.5 million, resulting in a net debt to last quarter annualized Adjusted EBITDA of 5.2x. This ratio compares to the 5.3x net debt to annualized Adjusted EBITDA reported in the second quarter of 2017 and remains in line with company expectations. The Company’s booked-not-billed backlog of $56.6 million in annualized rent will continue to provide enhanced visibility in 2017 and beyond.

In March 2017, the Company established an “at-the-market” (“ATM”) equity offering program pursuant to which the Company may issue, from time to time, up to $300 million of its Class A common stock. Pursuant to this ATM program, during the three months ended September 30, 2017, the Company issued 1,015,332 shares of QTS’ Class A common stock at a weighted average price of $53.65 per share which generated net proceeds of approximately $53.7 million. During the nine months ended September 30, 2017, the Company issued 1,761,681 shares of QTS’ Class A common stock through the ATM Program at a weighted average price of $53.63 per share which generated net proceeds of approximately $93.1 million.

On April 5, 2017, QTS entered into interest rate swaps relating to $400 million of the Company’s term loan borrowings. These swaps will effectively convert floating rate debt to fixed rate debt with an interest rate of approximately 3.5% starting on January 2, 2018 through the maturity of their respective term loans. Due to the effect of these swaps, as of September 30, 2017 approximately 66% of the Company’s currently outstanding debt will carry a fixed interest rate beginning in 2018.

3
3 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

As of September 30, 2017, the Company had total available liquidity of approximately $430 million which was comprised of $421 million of available capacity under the Company’s unsecured revolving credit facility and approximately $9 million of cash and cash equivalents.

2017 Guidance

The Company is reiterating its guidance for revenue growth, adjusted EBITDA and Operating FFO for 2017. The Company continues to expect 2017 year-over-year revenue growth to be at the lower end of its previously provided range of 11 - 13%. In addition, the Company is reaffirming its 2017 adjusted EBITDA guidance of $203.0 million to $211.0 million. The Company is maintaining its Operating FFO guidance of $152.0 million to $158.0 million, which reflects an increase in the non-cash tax benefit assumption of approximately $1 million to $6.5 million, offset by higher assumed interest expense associated with investment activity since the end of the second quarter. However, factoring in the higher non-cash tax benefit assumption and capital efficiency reducing the need for additional equity in the fourth quarter, the Company is raising its guidance for Operating FFO per share to a range of $2.68 to $2.80. The Company is maintaining its guidance for expected churn at the high end of its historical average of 5-8%. Additionally, even with the new development spend in Northern Virginia, the Company continues to expect 2017 Capital Expenditures, excluding acquisitions, to be in the range of approximately $325.0 million to $375.0 million.

QTS Investor Day – Fort Worth, TX

QTS is hosting an investor day on November 13, 2017 from 1-5pm CT at its data center facility in Fort Worth, TX. A live webcast of the event will be made available on the Company’s website. For additional registration details, please contact the Company at ir@qtsdatacenters.com.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Conference Call Details

The Company will host a conference call and webcast on October 25, 2017, at 8:30 a.m. Eastern time (7:30 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 3482294# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of secure, compliant data center solutions, hybrid cloud and fully managed services. QTS’ integrated technology service platform of custom data center (C1), colocation (C2) and cloud and managed services (C3) provides flexible, scalable, secure IT solutions for web and IT applications. QTS’ Critical Facilities Management (CFM) provides increased efficiency and greater performance for third-party data center owners and operators. QTS owns, operates or manages 25 data centers and supports more than 1,100 customers in North America, Europe and Asia.

QTS Investor Relations Contact

Stephen Douglas – Vice President – Investor Relations and Strategic Planning

Jeff Berson – Chief Financial Officer

William Schafer – Executive Vice President – Finance and Accounting

ir@qtsdatacenters.com

3
4 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; global, national and local economic conditions; risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other periodic reports the Company files with the Securities and Exchange Commission.

3
5 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(in thousands except share data)

	September 30,	December 31,
	2017	2016 (1)
	(unaudited)
ASSETS
Real Estate Assets
Land	$86,192	$74,130
Buildings, improvements and equipment	1,668,503	1,524,767
Less: Accumulated depreciation	(378,883)	(317,834)
	1,375,812	1,281,063
Construction in progress (2)	429,390	365,960
Real Estate Assets, net	1,805,202	1,647,023
Cash and cash equivalents	9,271	9,580
Rents and other receivables, net	47,307	41,540
Acquired intangibles, net	114,286	129,754
Deferred costs, net (3) (4)	38,172	38,507
Prepaid expenses	7,209	6,918
Goodwill	173,843	173,843
Other assets, net (5)	63,156	39,305
TOTAL ASSETS	$2,258,446	$2,086,470

LIABILITIES
Unsecured credit facility, net (4)	$775,398	$634,939
Senior notes, net of discount and debt issuance costs (4)	293,192	292,179
Capital lease, lease financing obligations and mortgage notes payable	30,725	38,708
Accounts payable and accrued liabilities	67,232	86,129
Dividends and distributions payable	22,230	19,634
Advance rents, security deposits and other liabilities	29,210	24,893
Deferred income taxes	9,814	15,185
Deferred income	22,540	21,993
TOTAL LIABILITIES	1,250,341	1,133,660

EQUITY
Common stock, $0.01 par value, 450,133,000 shares authorized, 50,424,244 and 47,831,250 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	504	478
Additional paid-in capital	1,032,912	931,783
Accumulated other comprehensive loss	(1,565)	-
Accumulated dividends in excess of earnings	(139,740)	(97,793)
Total stockholders’ equity	892,111	834,468
Noncontrolling interests	115,994	118,342
TOTAL EQUITY	1,008,105	952,810
TOTAL LIABILITIES AND EQUITY	$2,258,446	$2,086,470

(1)

The balance sheet at December 31, 2016, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(2)	As of September 30, 2017, construction in progress included $42.0 million related to land acquisitions completed in the third quarter of 2017.
(3)

As of September 30, 2017 and December 31, 2016, deferred costs, net included $5.7 million and $7.0 million of net deferred financing costs related to the revolving portion of the Company’s unsecured credit facility, respectively, and $32.5 million and $31.5 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $8.9 million and $10.1 million at September 30, 2017 and December 31, 2016, respectively, have been netted against the related debt liability line items for both periods presented.

(5)

As of September 30, 2017 and December 31, 2016, other assets, net included $55.1 million and $31.7 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets. During the quarter ended June 30, 2017, fixed assets and the associated accumulated depreciation related to the Duluth, GA facility aggregating to $10.6 million were moved from Real Estate Assets, net to Other assets, net as the facility was transitioned to corporate office space.

3
6 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Revenues:
Rental	$85,831	$80,793	$77,005	$245,741	$217,101
Recoveries from customers	9,698	8,774	8,703	26,833	20,306
Cloud and managed services	16,224	16,856	16,243	50,045	52,148
Other (1)	2,014	1,445	1,514	4,980	7,365
Total revenues	113,767	107,868	103,465	327,599	296,920
Operating expenses:
Property operating costs	39,743	36,846	36,288	112,010	100,715
Real estate taxes and insurance	3,116	2,946	2,566	9,209	6,326
Depreciation and amortization	35,309	34,527	32,699	103,784	91,693
General and administrative (2)	21,652	22,562	19,942	66,411	61,836
Transaction, integration and other costs (3)	1,114	161	3,465	1,611	9,385
Total operating expenses	100,934	97,042	94,960	293,025	269,955

Operating income	12,833	10,826	8,505	34,574	26,965

Other income and expense:
Interest income	65	-	1	66	3
Interest expense	(7,958)	(7,647)	(6,179)	(22,474)	(17,034)
Other income/(expense), net	-	-	1	-	1
Income before taxes	4,940	3,179	2,328	12,166	9,935
Tax benefit of taxable REIT subsidiaries (4)	2,454	1,429	4,210	5,404	9,269
Net income	7,394	4,608	6,538	17,570	19,204
Net income attributable to noncontrolling interests (5)	(887)	(568)	(808)	(2,146)	(2,485)
Net income attributable to QTS Realty Trust, Inc.	$6,507	$4,040	$5,730	$15,424	$16,719

Net income per share attributable to common shares:
Basic (6)	$0.13	$0.08	$0.12	$0.31	$0.37
Diluted (6)	0.13	0.08	0.12	0.30	0.36

(1)

Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other revenue items. Straight line rent was $1.4 million, $0.9 million and $1.5 million for the three months ended September 30, 2017,  June 30, 2017 and September 30, 2016, respectively. Straight line rent was $3.8 million and $6.9 million for the nine months ended September 30, 2017 and 2016, respectively.

(2)

General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 19.0%,  20.9%, and 19.3% of total revenues for the three month periods ended September 30, 2017,  June 30, 2017 and September 30, 2016, respectively. General and administrative expenses were 20.3% and 20.8% of total revenues for the nine months ended September 30, 2017 and 2016, respectively.

(3)

Transaction, integration and other costs – For the three months ended September 30, 2017,  June 30, 2017 and September 30, 2016, the Company recognized $0.1 million,  $0.2 million and $3.5 million, respectively, in transaction and integration costs. Transaction and integration costs were $0.6 million and $9.4 million for the nine months ended September 30, 2017 and 2016, respectively. The Company also recognized $1.0 million in other non-routine costs for the three and nine months ended September 30, 2017 related to the reassessment of prior years’ personal property taxes at its Sacramento, CA facility. No other non-routine costs were incurred in the three months ended June 30, 2017 or the three and nine months ended September 30, 2016.

(4)

Tax benefit of taxable REIT subsidiaries – For the three months ended September 30, 2017,  June 30, 2017 and September 30, 2016, the Company recorded an approximate $2.5 million, $1.4 million and $4.2 million non-cash deferred tax benefit, respectively, related to operating losses which include certain transaction and integration costs. The Company recorded $5.4 million and $9.3 million in non-cash deferred tax benefits for the nine months ended September 30, 2017 and 2016, respectively.

(5)	Noncontrolling interest – The noncontrolling ownership interest of QualityTech, LP was 11.5% and 12.4% as of September 30, 2017 and 2016, respectively.
(6)	The calculation of net income per share excludes the effects of participating securities.

3
7 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income

(unaudited and in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Net income	$7,394	$4,608	$6,538	$17,570	$19,204
Other comprehensive loss:
Decrease in fair value of interest rate swaps	(1,785)	(1,499)	—	(1,785)	—
Comprehensive income	5,609	3,109	6,538	15,785	19,204
Comprehensive income attributable to noncontrolling interests	(667)	(385)	(808)	(1,926)	(2,485)
Comprehensive income attributable to QTS Realty Trust, Inc.	$4,942	$2,724	$5,730	$13,859	$16,719

3
8 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO & Adjusted Operating FFO

(unaudited and in thousands except per share data)

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its core operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating FFO. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.

Operating FFO and Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) are non-GAAP measures that are used as supplemental operating measures and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

3
9 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
FFO
Net income	$7,394	$4,608	$6,538	$17,570	$19,204
Real estate depreciation and amortization	31,237	30,275	28,493	91,016	79,771
FFO	38,631	34,883	35,031	108,586	98,975

Transaction, integration and other costs	1,114	161	3,465	1,611	9,385
Tax benefit associated with transaction and integration costs	-	-	(1,136)	-	(3,067)
Operating FFO *	39,745	35,044	37,360	110,197	105,293

Maintenance Capex	(2,193)	(1,172)	(1,731)	(4,161)	(2,446)
Leasing commissions paid	(5,592)	(4,055)	(4,402)	(13,816)	(13,597)
Amortization of deferred financing costs and bond discount	992	971	879	2,943	2,633
Non real estate depreciation and amortization	4,071	4,254	4,207	12,768	11,923
Straight line rent revenue and expense and other	(1,149)	(637)	(957)	(2,913)	(5,810)
Tax benefit from operating results	(2,454)	(1,429)	(3,075)	(5,404)	(6,203)
Equity-based compensation expense	3,693	3,732	2,637	10,507	7,887
Adjusted Operating FFO *	$37,113	$36,708	$34,918	$110,121	$99,680

Fully diluted weighted average shares	56,833	55,458	55,688	56,129	53,420
Operating FFO per diluted share	$0.70	$0.63	$0.67	$1.96	$1.97

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

3
10 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDA and Adjusted EBITDA

(unaudited and in thousands)

The Company calculates EBITDA as net income (loss) (computed in accordance with GAAP) adjusted to exclude interest expense and interest income, provision (benefit) for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. Management believes that EBITDA is useful to investors in evaluating and facilitating comparisons of the Company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from its operating results.

In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which it refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, transaction and integration costs, equity-based compensation expense, restructuring costs and gain (loss) on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

Management uses EBITDA and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDA and Adjusted EBITDA may not be comparable to others. EBITDA and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
EBITDA and Adjusted EBITDA
Net income	$7,394	$4,608	$6,538	$17,570	$19,204
Interest expense	7,958	7,647	6,179	22,474	17,034
Interest income	(65)	-	(1)	(66)	(3)
Tax benefit of taxable REIT subsidiaries	(2,454)	(1,429)	(4,210)	(5,404)	(9,269)
Depreciation and amortization	35,309	34,527	32,699	103,784	91,693
EBITDA	48,142	45,353	41,205	138,358	118,659

Equity-based compensation expense	3,693	3,732	2,637	10,507	7,887
Transaction, integration and other costs	1,114	161	3,465	1,611	9,385
Adjusted EBITDA	$52,949	$49,246	$47,307	$150,476	$135,931

3
11 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI)

(unaudited and in thousands)

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income as computed in accordance with GAAP.  A reconciliation of net income to NOI is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Net Operating Income (NOI)
Net income	$7,394	$4,608	$6,538	$17,570	$19,204
Interest expense	7,958	7,647	6,179	22,474	17,034
Interest income	(65)	-	(1)	(66)	(3)
Depreciation and amortization	35,309	34,527	32,699	103,784	91,693
Tax benefit of taxable REIT subsidiaries	(2,454)	(1,429)	(4,210)	(5,404)	(9,269)
Transaction, integration and other costs	1,114	161	3,465	1,611	9,385
General and administrative expenses	21,652	22,562	19,942	66,411	61,836
NOI (1)	$70,908	$68,076	$64,612	$206,380	$189,880
Breakdown of NOI by facility:
Atlanta-Metro data center	$18,588	$20,704	$20,030	$59,803	$60,887
Atlanta-Suwanee data center	12,206	11,423	11,051	35,587	33,823
Leased data centers (2)	8,278	8,408	10,751	25,696	33,134
Richmond data center	11,687	8,389	7,850	28,306	22,428
Irving data center	8,707	8,057	5,118	23,204	11,656
Santa Clara data center	2,741	2,705	2,961	8,725	10,378
Piscataway data center	2,427	2,279	2,086	7,109	2,756
Princeton data center	2,415	2,393	2,468	7,207	7,180
Sacramento data center	1,525	1,778	1,780	5,140	5,842
Chicago data center	1,285	1,275	(157)	3,207	(157)
Fort Worth data center	94	75	-	275	-
Other facilities (3)	955	590	674	2,121	1,953
NOI (1)	$70,908	$68,076	$64,612	$206,380	$189,880

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all entities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges aggregated to $5.5 million, $5.3 million and $5.2 million for the three month periods ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively, and $16.0 million and $15.3 million for the nine month periods ended September 30, 2017 and 2016, respectively.

(2)

Includes 13 facilities. All facilities are leased, including those subject to capital leases. During the quarter ended March 31, 2017, the Company moved its Jersey City, NJ facility to the “Leased data centers” line item. In October 2017, the Company finalized the buyout of the Vault facility in Ashburn, VA that was previously subject to a capital lease agreement. As the purchase occurred subsequent to September 30, 2017, the Vault facility is included within the “Leased Facilities” line item herein.

(3)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities. During the quarter ended March 31, 2017, the Company moved its Miami, FL facility to the “Other facilities” line item.

3
12 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(unaudited and in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of total GAAP revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Recognized MRR in the period
Total period revenues (GAAP basis)	$113,767	$107,868	$103,465	$327,599	$296,920
Less: Total period recoveries	(9,698)	(8,774)	(8,703)	(26,833)	(20,306)
Total period deferred setup fees	(2,659)	(2,436)	(2,377)	(7,711)	(6,536)
Total period straight line rent and other	(6,982)	(3,306)	(3,697)	(13,406)	(13,722)
Recognized MRR in the period	94,428	93,352	88,688	279,649	256,356

MRR at period end
Total period revenues (GAAP basis)	$113,767	$107,868	$103,465	$327,599	$296,920
Less: Total revenues excluding last month	(76,912)	(71,262)	(69,427)	(290,744)	(262,882)
Total revenues for last month of period	36,855	36,606	34,038	36,855	34,038
Less: Last month recoveries	(2,631)	(2,872)	(2,398)	(2,631)	(2,398)
Last month deferred setup fees	(893)	(822)	(828)	(893)	(828)
Last month straight line rent and other	(1,704)	(1,221)	(1,034)	(1,704)	(1,034)
MRR at period end	$31,627	$31,691	$29,778	$31,627	$29,778

3
13 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com